Exhibit 16.1

September 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Grayscale Ethereum Trust (ETH), Grayscale Zcash Trust (ZEC), Grayscale Bitcoin Cash Trust (BCH), Grayscale Litecoin Trust (LTC), Grayscale Horizen Trust (ZEN), Grayscale Stellar Lumens Trust (XLM), and Grayscale Digital Large Cap Fund LLC, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of each of the above named entities dated September 29, 2022, and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Friedman LLP

Friedman LLP

East Hanover, New Jersey